Exhibit 10.1

SUCCESSION AGREEMENT

This SUCCESSION AGREEMENT (the “Agreement”) is made and entered into to be effective as of the 1st day of July 2020 (the “Effective Date”), by and between Cimarex Energy Co., a Delaware corporation (the “Company”), and Joseph R. Albi (“Executive”).

WHEREAS, Executive is a founder of the Company and its Executive Vice President—Operations and Chief Operating Officer; and

WHEREAS, Executive has decided to retire effective July 1, 2020;

WHEREAS, Executive has agreed to remain a director of the Company after Executive’s retirement as an employee until Executive’s term as a director expires immediately following the annual meeting of shareholders of the Company to be held in May 2021 (the “Director Term Expiration Date”) to continue to provide Executive’s expertise and guidance to the Company during the current business environment resulting from the COVID-19 pandemic, oil and gas demand destruction, and industry volatility; and

WHEREAS, Executive and the Company now desire to enter into a mutually satisfactory arrangement concerning Executive’s separation from service with the Company and related matters;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Executive and the Company agree as follows:

1.     Separation. Executive’s employment with the Company shall terminate on July 1, 2020 (“Separation Date”), and Executive hereby resigns all positions with the Company and any affiliates thereof as of the Separation Date other than Executive’s position as a director of the Company. Until the termination of Executive’s employment, Executive shall be employed at will at the salary level in effect on the date of this Agreement and may continue to participate in all benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans and programs. The parties agree that Executive’s separation is a voluntary resignation and has been made without “good reason” (or other term of similar meaning) for purposes of any agreement, plan, policy or program employing such term.

2.     Separation Payments and Benefits. In consideration of Executive’s service to the Company and Executive’s agreement to comply with the terms of this Agreement, specifically including without limitation the restrictive covenants in Section 3 of this Agreement and the requirement of a release as described in Section 5 of this Agreement, Executive shall be entitled to the payments and benefits set forth below on or following the Separation Date.

(a)   Accrued Obligations. On the Company’s first regularly-scheduled payday after the Separation Date, the Company shall pay Executive any base salary and vacation pay earned but unpaid as of the Separation Date.

(b)   Annual Cash Incentive Plan. Provided that Executive has complied with Sections 3 and 5 of this Agreement, the Company shall pay Executive’s short-term incentive annual cash incentive award (the “STI Award”) for 2020 based on the pro rata period from January 1, 2020 through June 30, 2020 payable at the same time that other executive officers of the Company are paid their STI Awards based on the actual performance for the STI Awards as determined by the Compensation Committee of the Board of Directors of the Company. If Executive fails to comply with Section 3 of this Agreement, Executive agrees to repay to the Company the STI Award described in this Section 2(b) promptly upon the Company’s request.

(c)    Performance Share Awards and Time Based Restricted Shares. The parties agree that Executive currently holds performance share awards totaling 86,222 shares and time based restricted shares totaling 51,306, consisting of 38,006 performance shares awarded in 2017 (“2017 Award”) pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) that are scheduled to vest on December 1, 2020; 16,619 performance shares and 19,894 time based restricted shares awarded in 2018 (“2018 Award”) pursuant to the Company’s 2014 Plan that are scheduled to vest on December 1, 2021; and 31,597 performance shares and 31,412 time based restricted shares awarded in 2019 (“2019 Award”) pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan” and, together with the 2014 Plan, the “Plans”) that are scheduled to vest on December 1, 2022. The parties agree that the shares awarded in the 2017 Award, 2018 Award and 2019 Award shall vest as follows, and the award agreements with respect to each of the 2017 Award, 2018 Award and the 2019 Award, respectively, is hereby amended to provide for such vesting:

(i)	Shares That Vest on Payment Date. A total of 86,222 performance shares and 51,306 time based restricted shares shall vest upon the business day (the “Payment Date”) following the seven-day revocation period for the Release if Executive has not revoked the Release, consisting of 38,006 performance shares from the 2017 Award, 16,619 performance shares and 19,894 time based restricted shares from the 2018 Award, and 31,597 performance shares and 31,412 time based restricted shares from the 2019 Award.

(ii)	Shares Forfeited. The potential to vest in shares in excess of 100% of performance shares granted in the 2018 Award and the 2019 Award are forfeited effective as of the Separation Date. In addition, and for the avoidance of doubt, if Executive violates any provision of Section 3 of this Agreement, all shares that have not yet vested as of the date of such violation shall be forfeited and the Company shall be entitled to seek the remedies set forth in Section 3(e) of this Agreement.

(d)   401(k) Plan. Executive shall be entitled to a distribution of Executive’s account balance in the Company’s 401(k) Plan in accordance with the terms thereof. Executive shall not be eligible for an employer profit sharing payment with respect to the Company’s 401(k) plan for any portion of 2020.

(e)    Deferred Compensation Plan. Any payments made to Executive under the Cimarex Energy Co. Supplemental Savings Plan shall be made in accordance with the terms of such plan.

(f)    Change-in-Control Benefits. Executive’s eligibility for benefits under Executive’s Severance Compensation Agreement with the Company dated March 9, 2020 (the “Severance Agreement”), the Company’s Change in Control Severance Policy, and any other policy, plan or agreement providing benefits upon a change in control of the Company, shall cease as of the Separation Date, and Executive shall not be entitled to any benefits thereunder resulting from a change in control of the Company occurring after the Separation Date. However, if within six months of the Separation Date, (i) a “Change in Control” (as that term is defined in the Severance Agreement) occurs or (ii) the Company enters into a definitive agreement providing for a transaction or transactions that would result in such a Change in Control (and such transaction or transactions(s) are later consummated), the Executive shall be entitled to an amount equal to the cash compensation described in Section 3.02(a) of the Severance Agreement, such amount to be payable in a single cash lump sum upon the occurrence of the Change in Control. For the avoidance of doubt, the “Date of Termination”, as that term is defined in the Severance Agreement, shall be deemed to be the Separation Date for purposes of determining the cash compensation described in Section 3.02(a) of the Severance Agreement.

(g)    Effect of Payments on Compensatory Arrangements. The payments and benefits provided under this Section 2 shall be in full satisfaction of the Company’s obligations to Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company upon Executive’s termination of employment, and in no event shall Executive be entitled to severance pay or benefits beyond those specified in this Section 2.

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3.     Restrictive Covenants.

(a)    Nondisclosure of Confidential Information.

(i)	The Company and Executive agree that, during the course of Executive’s employment with the Company, Executive has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, Confidential Information (defined below). Executive agrees that Executive shall not, without the prior written consent of the Company, during the period of Executive’s employment with the Company and thereafter for so long as it remains Confidential Information, use or disclose or permit any unauthorized person to gain access to any Confidential Information; provided, however, that Executive may disclose Confidential Information to the extent required by law or court order, provided that Executive shall promptly notify the Company in writing of such requirement prior to such disclosure and shall assist the Company (at the Company’s expense) in lawfully opposing such requirement. As requested by the Company from time to time and upon the Separation Date, Executive shall promptly deliver to the Company all copies and embodiments, in whatever form (including electronic), of all Confidential Information in Executive’s possession or control and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company. Executive understands that nothing in this Agreement is intended to prevent Executive from responding to a subpoena or other court order, from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency that enforces employment laws, from participating in an investigation conducted by a governmental agency, or from making a report to any governmental agency that Executive is entitled or authorized to make under applicable laws. Further, notice is hereby provided that Executive is immune from criminal and civil liability under state and federal law if Executive discloses trade secrets: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or (z) to Executive’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.

(ii)	As used in this Agreement, “Confidential Information” means information and data regarding the business of the Company or any of its affiliates that is not generally known to the public (other than through Executive’s breach of this Agreement or other duty of confidentiality), including but not limited to trade secrets; technical information or reports; unwritten knowledge and “know-how”; geologic concepts; exploration plans; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to Executive’s involvement with the Company or any of its affiliates or information generally known to the public other than through Executive’s breath of this Agreement or other duty of confidentiality).

(b)   Noncompetition and Nonsolicitation.

(i)	From the date of this Agreement through the date that is one year after the Director Term Expiration Date (the “Restricted Period”), and within the United States, Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, lender, director, officer, agent or consultant for, or become employed by, any person that conducts a business that competes with a business then conducted by the Company or any of its affiliates in any geographic area in which the Company was engaged in operations or exploration activities as of the Director Term Expiration Date; provided, however, that this provision shall not prevent Executive from (A) passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, or (B) serving on the board of another oil and gas exploration and production company, or in an advisory capacity with such a company or a financial entity that invests in such companies, with the written consent of the Company’s Chief Executive Officer, Lead Director, Chairman of the Board, Audit Committee Chair or Compensation Committee Chair, which consent may be conditioned on Executive’s recusal of himself from discussions that may be competitive with the Company or other similar restrictions.

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(ii)	During the Restricted Period, Executive shall not, directly or indirectly, without the prior written consent of the Company, solicit, recruit or hire any person who is at such time, or who at any time during the three-month period prior to such solicitation or hiring had been, a director, officer, or employee of the Company or any of its affiliates, or encourage any such person to terminate or reduce his or her relationship with the Company or its affiliates; provided, however, that this provision shall not prevent Executive from making general employment solicitations not targeted at personnel of the Company or its affiliates, such as job postings on websites or in newspapers or magazines of general circulation.

(iii)	In the event that a court of competent jurisdiction determines that any provision of this Section 3(b) is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 3(b) within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(c)    Nondisparagement. From and following the Effective Date, Executive shall not make, either directly or by or through another person, any oral or written negative, maligning, defaming, disparaging or adverse statements or representations of or concerning the Company or its affiliates, any of their customers or businesses or any of their current or former officers, directors or employees; provided, however, that nothing herein shall prohibit (i) confidential, critical communications between Executive and the Company or its representatives in connection with Executive’s employment or (ii) Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process). This prohibition against negative, maligning, defaming, disparaging or adverse statements or representations includes, but is not limited to, making statements on social media and/or other media in any forum, and whether or not signed by or acknowledged as authored by Executive.

(d)   Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request; provided, however, Executive shall be permitted to retain Executive’s Company-issued iPad, Microsoft Surface, and USB memory stick, subject to the Company’s removal of all Company data stored on such device. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(e)    Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) refrain from vesting the STI Award or recoup such shares or the value thereof as of the Payment Date if already delivered, and/or withhold the payment provided in Section 2(f) or recoup such payment, in the event of any breach of the covenants set forth in this Section 3, and (ii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, for any breach or threatened breach of any of the covenants set forth in this Section 3, in addition to any other legal or equitable remedies it may have, including any right the Company may have to recover monetary damages.

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(f)    Acknowledgment. Executive acknowledges and agrees that the covenants contained in this Section 3 are reasonable and properly required for the adequate protection of the Company’s Confidential Information, business and goodwill. Executive further acknowledges that Executive is retiring from employment generally and, therefore, the covenants contained in this Section 3 will not affect Executive’s ability to earn a living.

4.     Cooperation. In consideration of the payments and benefits set forth in this Agreement, Executive agrees that Executive shall remain reasonably available to the Company during the Restricted Period to provide information or other assistance as needed from time to time in connection with any audit, investigation or judicial, administrative or arbitral proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during Executive’s employment with the Company. In the event that the Company requires Executive’s assistance in accordance with this Section 4, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such assistance, subject to reasonable documentation and compliance with the Company’s standard expense reimbursement policy.

5.     General Release.

(a)    Requirement. The separation payments and benefits described in Section 2(b) and 2(c) of this Agreement are conditioned on Executive signing and returning to the Company within 21 days after the Separation Date, and not revoking, a general release of all claims against the Company and related parties in the form attached hereto as Exhibit A (the “Release”).

(b)   Invalidity. If any provision of Section 5 of this Agreement or the Release is held to be invalid or unenforceable and Executive is permitted to and does assert any Released Claim against a Releasee (both terms as defined in the Release), the Company shall be entitled to an immediate refund of the STI Award described in Section 2(b), and/or to withhold the payment provided in Section 2(f) or recoup such payment, in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to claims under the ADEA except to the extent ordered by a court of law.

6.     No Mitigation; No Offset. Executive shall not be obligated to seek other employment or take any other action by way of mitigation with respect to the separation payments and benefits provided in this Agreement, and such payments and benefits shall not be reduced whether or not Executive obtains other employment.

7.     Tax Withholding. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

8.     Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Executive: Executive’s last home address on the books and records of the Company.

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As to the Company:	Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
ATTN: Francis B. Barron, Senior Vice President - General Counsel

Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.

9.     Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.   Section 409A.

(a)    General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)   Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)    Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Separation Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following Executive’s separation from service (the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.

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(d)    Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or date of termination shall mean and refer to the date of Executive’s “separation from service,” as that term is defined in Section 409A of the Code and Treasury regulation Section 1.409A-1(h).

11.   Miscellaneous.

(a)    Governing Law; Dispute Resolution. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with applicable federal law and the laws of the State of Delaware, without respect to its principles of conflicts of laws, and shall be construed according to its fair meaning and not for or against any party. With respect to any claim arising out of or relating to this Agreement, each party hereto: (i) agrees that such claim shall be brought only in the federal or state courts in or for Denver County, Colorado; (ii) irrevocably submits to the jurisdiction of such courts and irrevocably waives all objections to proceeding in such courts, including but not limited to objections based on lack of personal jurisdiction, improper venue, or inconvenience of the forum; and (iii) irrevocably waives, to the fullest extent permitted by law, any right it may have to a trial by jury with respect to such claim. Each party hereto (x) certifies that no representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers, and (y) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 11(a).

(b)   Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

(c)    Headings and Captions. The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)   Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)    Interpretation. As used in this Agreement, the term (a) “affiliate” means an entity controlled by, controlling or under common control with the Company, and (b) “including” does not limit the preceding words or terms.

(f)     No Admission. This Agreement is not, and shall not be construed as, an admission by either party of any violation of law or other wrongdoing of any kind.

(g)       Attorney Fees and Costs. Except for suit to challenge the validity of a release of claims under the ADEA, in any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover such party’s reasonable attorney fees and costs to the extent permitted by law.

(h)    Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be executed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EXECUTIVE:	THE COMPANY:
CIMAREX ENERGY CO.

/s/ Joseph R. Albi	By:	/s/ Thomas E. Jorden
Joseph R. Albi	Thomas E. Jorden
Its:	Chief Executive Officer and President

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EXHIBIT A—FORM OF RELEASE

GENERAL RELEASE

In exchange for the promises described in the Succession Agreement dated effective as of July 1, 2020, (“Agreement”) between myself and Cimarex Energy Co. (the “Company”), I, for myself and my heirs, assigns and personal representatives, fully and completely release the Company and its parent, subsidiary and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that I may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to my employment with any Releasee or the termination thereof, from the beginning of time through the date of execution of this General Release (“Released Claims”), including but not limited to the following:

(a)	all claims arising out of or relating to my employment with Cimarex or the termination or expiration of that employment;

(b)	all claims arising out of or relating to the statements, actions, or omissions of the Company;

(c)	all claims arising out of or relating to any agreements (whether express or implied, oral or written) to which I and the Company are or were parties, including without limitation, the Severance Compensation Agreement dated March 9, 2020 (the “Severance Agreement”); provided however, if within six months of the Separation Date, (i) a “Change in Control” (as that term is defined in the Severance Agreement) occurs or (ii) the Company enters into a definitive agreement providing for a transaction or transactions that would result in such a Change in Control (and such transaction or transactions(s) are later consummated), I shall be entitled to an amount equal to the cash compensation described in Section 3.02(a) of the Severance Agreement, as calculated pursuant to Section 2(f) of the Agreement, such amount to be payable in a single cash lump sum upon the occurrence of the Change in Control, subject to the terms and conditions of the Agreement;

(d)	all claims arising out of or relating to any stock and/or equity agreement to which I and the Company are or were parties, which, if any such agreement exists, I hereby acknowledge has been terminated and/or terminated with respect to me effective as of the Separation Date except with respect to the exercise period for any stock options, which will continue for the period provided in the respective agreement;

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(e)	all claims for any alleged unlawful discrimination, harassment, failure to accommodate, retaliation or reprisal, including but not limited to claims based upon disability, race, creed, color, sex, sexual orientation, religion, age, national origin, ancestry, marital status, or any other protected category, or other alleged unlawful practices arising under the laws of the United States or any other country or under any federal, state, municipal, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964 and 1991; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Worker Benefit Protection Act; 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Family Medical Leave Act; the Lilly Ledbetter Fair Pay Act of 2009; the Genetic Information Non-discrimination Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; all applicable state and local anti-discrimination and human rights laws, including the Colorado Anti-Discrimination Act (Colo. Rev. Stat. § 24-34-401 et seq.); Colorado Family Care Act (Colo. Rev. Stat. § 8-13.3-201 et. seq.); New Mexico Human Rights Act; New Mexico’s Reemployment of Persons in Armed Forces Act; New Mexico Fraud Against Taxpayers Act; New Mexico Promoting Financial Independence of Domestic Violence Victims Act; and New Mexico Employee Privacy Act; the Oklahoma Anti-Discrimination Act (Okla. Stat. tit. 25, §§ 1101 to 1605); the Oklahoma Standards for Workplace Drug and Alcohol Testing Act (Okla. Stat. tit. 40, §§ 551 to 563); the Oklahoma Administrative Workers' Compensation Act (Okla. Stat. tit. 85A, § 7); the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); and workers’ compensation non-interference or non-retaliation statutes;

(f)	all claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, reliance upon any representation, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law;

(g)	all claims for compensation of any kind, including without limitation, bonuses, commissions, vacation and personal time off pay, severance, relocation reimbursements, expense reimbursements, stock-based compensation, equity awards, equity interests, potential equity interests, or any other equity-based compensation in any form, including without limitation restricted stock, stock options and any other form of stock-based compensation;

(h)	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

(i)	all claims that a past unlawful decision has or has had a continuing effect on my compensation;

(j)	all liabilities, actions, claims, causes of action, suits, debts, reckonings, bills, covenants, contracts, controversies, agreements, obligations, promises, judgments and demands, whatsoever, whether known or unknown, contingent or vested, in law or equity, that I had, now have, claim to have had, otherwise could have, or hereafter may have against the Company from the beginning of time through the date hereof; and

(k)	all claims for attorneys’ fees, costs, and interest.

I understand that this General Release does not include claims for breach of the Agreement, claims that arise after I sign this General Release, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. I also understand that this General Release does not prevent me from: (x) filing a lawsuit to challenge my release of age discrimination claims under the ADEA; or (y) filing a charge with an administrative agency, but I am waiving my right to recover any monetary or injunctive relief pursuant to such charge.

By signing this General Release, I am releasing all known and unknown claims and waive the benefits of any statute purporting to prevent me from releasing unknown claims, including, but not limited to protection of Cal. Civ. Code Section 1542, which states:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

By signing this General Release, I represent and warrant that:

(a)	I have no Released Claims pending against the Company or any other Releasee and have not assigned or transferred any Released Claim to anyone;

(b)	I have been timely paid all compensation owed for services rendered through the date of my separation from employment with the Company, including all salary, wages, bonuses, and payment for accrued but unused vacation; and

(c)	Except to the extent previously disclosed by me to the Company in writing (i) I have not suffered any work-related injury or illness as an employee of the Company or any other Releasee, (ii) I am not aware of any facts or circumstances that would give rise to a workers’ compensation claim by me against the Company or any other Releasee, and (iii) I agree that I am not entitled to any workers’ compensation benefits arising out of or relating to my employment with the Company or any other Releasee.

By signing this General Release, I acknowledge and agree:

(a)	that the consideration described in Sections 2(b) and 2(c) of the Agreement is consideration to which I would not otherwise be entitled, but for the execution of this General Release;

(b)	that I have been advised to consult with legal counsel about this General Release and have been given an opportunity to do so;

(c)	that I have been given twenty-one (21) calendar days in which to consider this General Release before signing it but understand that I may sign it in less than 21 days if I wish to do so;

(d)	that I have not relied on any promises or representations of any kind, except those set forth in the Agreement; and

(e)	that I have executed this General Release voluntarily, of my own free will, and without any threat, intimidation or coercion.

I understand that I may revoke this General Release by delivering written notice of revocation to the Company by fax or U.S. Mail addressed as follows, which notice must be postmarked or received not later than the seventh (7th) calendar day following my execution of this General Release, and this General Release shall not become effective until the seven-day revocation period has expired without revocation by me:

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Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, CO 80203

Fax: (720) 403-9383

ATTN: Francis B. Barron, Senior Vice President - General Counsel.

/s/ Joseph R. Albi
Joseph R. Albi

July 1, 2020
Date

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